UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2007

Unit Corporation

(Exact name of registrant as specified in its charter)

Oklahoma	1-9260	73-1283193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7130 South Lewis, Suite 1000, Tulsa, Oklahoma	74136
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 493-7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events.

Item 8.01 Other Events.

On January 9, 2007, Unit Corporation issued a press release announcing its 2007 capital expenditure budget for its operating segments. Unit Petroleum Company has budgeted $326 million, excluding acquisitions, for 2007, of which $280 million is planned for exploration and development drilling. This budget represents a 35% increase over the company's estimated 2006 capital expenditures, excluding acquisitions. The company currently plans to participate in the drilling of 270 wells during 2007, an increase of 11% over 2006. At the end of 2006, Unit Petroleum had spud 248 new wells and had completed drilling operations on 233 of those wells. In addition, 11 wells were completed in 2006 that were spud in 2005 for a total of 244 completed wells. Of the 244 wells, 214 were completed as producing for a success rate of 88%.

Unit Drilling Company has budgeted capital expenditures of $131 million for 2007, which represents a decrease of 25% over estimated 2006 capital expenditures, excluding acquisitions. Unit ended 2006 with a record 117 drilling rigs, having added six rigs to the fleet in 2006. The company recently completed building its 117th drilling rig.

Superior Pipeline Company has budgeted capital expenditures of $25 million for 2007. During 2006, Superior completed the installation of a second natural gas treatment plant on the Panola gathering system, acquired two natural gas processing plants to be installed on existing facilities, completed the acquisition of an additional gathering system and processing plant and added an additional 100 miles of pipeline. Superior also connected an additional 58 wells to its gathering systems in 2006.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Shell Company Transactions.

Not Applicable

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release announcing Unit Corporation's 2007 capital expenditure budget.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unit Corporation

Date: January 9, 2007	By:/s/ Mark E. Schell
Name: Mark E. Schell
Title: Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release announcing Unit Corporation's 2007 capital expenditure budget.